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                                                                    Exhibit 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders
NorStar Group, Inc.


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-35496) on Form S-8 of our report dated March 13, 2000 related to the consolidated financial statements of NorStar Group, Inc. and Subsidiaries as of December 31, 1999 and for the years ended December 31, 1999 and 1998, which report appears in the Annual Report on Form 10-KSB for the year ended December 31, 1999 previously filed by NorStar Group, Inc. and Subsidiaries. We also consent to the related reference to our Firm under the caption "Experts" in the Prospectus of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8.



                                                J.H. COHN LLP

Roseland, New Jersey
November 21, 2000